RENAISSANCE CAPITAL GREENWICH FUNDS

Distribution and Shareholder Servicing Plan

Dated October 6, 1997

         This Distribution and Shareholder Servicing Plan (the “Plan”) is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Renaissance Capital Greenwich Funds, a business trust organized under the laws of the State of Delaware (the “Company”), on behalf of its Funds (individually, a “Fund,” and collectively, the “Funds”) as set forth in Schedule I, as amended from time to time, subject to the following terms and conditions:

Section 1.  Annual Fees.

Distribution Fee.  Each Fund will pay to the distributor of its shares (the  “Distributor”),  a distribution fee under the Plan at the annual  rate  of  up to 0.25%  of the  average  daily  net  assets  of the  Fund  (the “Distribution Fee”).

Adjustment to Fees.  Any Fund may pay a Distribution Fee to the Distributor at a lesser rate than the fees specified in Section 1 hereof as agreed upon by the Board of Trustees and the Distributor and approved in the manner specified in Section 3 of this Plan.

Payment of Fees.  The Distribution Fees will be calculated daily and paid monthly by each Fund at the annual rates indicated above.

Section 2.  Expenses Covered by the Plan.

Distribution Fees may be used by the Distributor for:  (a) costs of printing and distributing  a  Fund’s   prospectus,   statement  of  additional information and reports to prospective investors in the Fund; (b) costs involved in preparing,  printing and distributing sales literature  pertaining to a Fund; (c) an  allocation  of overhead  and other  branch  office  distribution-related expenses  of the  Distributor;  (d)  payments  to persons  who  provide  support services in connection with the  distribution of a Fund’s shares,  including but not limited to,  office space and  equipment,  telephone  facilities,  answering routine  inquiries  regarding a Fund,  processing  shareholder  transactions and providing  any other  shareholder  services not  otherwise  provided by a Fund’s transfer  agent;  (e)  accruals  for  interest  on the  amount of the  foregoing expenses that exceed the Distribution  Fee; and (f) any other expense  primarily intended  to  result  in  the  sale  of  a  Fund’s  shares,  including,  without limitation,  payments to  salesmen  and selling  dealers who have  entered  into selected  dealer  agreements  with the  Distributor and have executed a Shareholder Servicing Agreement in the form set forth in Schedule II,  at the time of the sale of shares,  if applicable,  and  continuing  fees to each such salesmen and selling dealers,  which fee shall  begin to  accrue  immediately  after the sale of such shares.

The amount of the Distribution Fees payable by any Fund under Section 1 hereof is not related directly to expenses incurred by the Distributor and this Section 2 does not obligate a Fund to reimburse the Distributor for such expenses. The Distribution Fees set forth in Section 1 will be paid by a Fund to the Distributor unless and until the Plan is terminated or not renewed with respect to a Fund.  Any distribution or service expenses incurred by the Distributor on behalf of a Fund in excess of payments of the Distribution Fees specified in Section 1 hereof which the Distributor has accrued through the termination date are the sole responsibility and liability of the Distributor and not an obligation of a Fund.

Section 3.  Indirect Expenses.

While each Fund is authorized to make payments under this Plan to the Fund’s Distributor for expenses described above, it is expressly recognized that each Fund presently pays, and will continue to pay, an investment advisory fee to its Investment Adviser and an administration fee to the Administrator. To the extent that any payments made by any Fund to the Investment Adviser or Administrator, including payment of fees under the Investment Advisory Agreement or the

Administration Agreement, respectively, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Portfolio within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

Section 4.  Approval of Trustees.

         Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

 Section 5.  Continuance of the Plan.

The Plan will continue for successive twelve-month periods: provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

Section 6.  Termination.

The Plan may be terminated at any time with respect to a Fund (i) by the Trust without payment of any penalty, by the vote of a majority of the outstanding voting securities of any Fund or (ii) by a vote of the Qualified Trustees.  The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 5 with respect to any other Fund.

Section 7.  Amendments.

The Plan may not be amended with respect to any Fund so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of that Fund. No material amendment to the Plan may be made unless approved by the Trust’s Board of Trustees in the manner described in Section 3 above.

Section 8.  Selection of Certain Trustees.

         While the Plan is in effect, the selection and nomination of the Trust’s Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 9.  Written Reports.

In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust’s Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 10.  Preservation of Materials.

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 11.  Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Trust executed this Plan as of October 6, 1997.

Renaissance Capital Greenwich Funds, on behalf of each Fund listed on Schedule I, individually and not jointly

By: __________________

President

Amended SCHEDULE I

Dated: August 16, 2013

This Plan shall be adopted with respect to the following Funds of Renaissance Capital Greenwich Funds:

Fund	Fee
The Global IPO Plus Aftermarket Fund	.25%
The Renaissance IPO ETF	.25%

Note: Effective November 18, 2011, the Board of Trustees reduced the annual distribution and shareholder servicing fee on average daily net assets of the Global IPO Plus Aftermarket Fund from a maximum of 0.50% to a maximum of 0.25%.

SCHEDULE II

The Global IPO Plus Aftermarket Fund

MUTUAL FUND DEALER AGREEMENT

1.

Parties to Agreement:  This Mutual Fund Dealer Agreement (“Agreement”) is hereby entered into by XXXX (“Dealer”) and Renaissance Capital Greenwich Funds (“Distributor”).

2.

Effective Date:  This Agreement shall not become effective until executed by a duly authorized officer of each Party.

3.

Dealer’s Representations and Warranties:  Dealer represents and warrants that it is a registered broker-dealer under the Securities Exchange Act of 1934 (“1934 Act”), and that it is, and shall remain at all times while this agreement is in effect, a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Further, Dealer agrees that in performing the acts and obligations under this Agreement, it shall comply with all applicable federal and state statutes and regulations, and the requirements of any and all self-regulatory organizations having jurisdiction (collectively “Applicable Laws”) over Dealer, including but not limited to the FINRA Conduct Rules. Dealer shall at all times be qualified to act as a broker-dealer in each state or other jurisdiction in which Dealer transacts business, and agrees to maintain such registrations, qualifications and memberships in good standing as long as this Agreement remains in effect.

4.

Distributor’s Representations and Warranties:

(a)

Distributor represents and warrants that it is a registered broker-dealer under the 1934 Act, and that it is, and shall remain at all times while this agreement is in effect, a member in good standing of  FINRA. Further, Distributor agrees that in performing acts and obligations under this Agreement it shall comply with all Applicable Laws, including but not limited to the FINRA Conduct Rules.

(b)

Distributor represents and warrants that all funds covered by this Agreement, (collectively “Funds”), are registered investment companies under the Investment Company Act of 1940 (“Company Act”) and are operating in compliance with any and all Company Act requirements and Applicable Laws. Further, Distributor represents that all persons associated with the Funds maintain all necessary licenses and registrations as may be required under all applicable federal and state statutes and regulations, including any person(s) acting as an Investment Adviser to the Funds, as that term is defined under the Investment Advisers Act of 1940 (“Adviser’s Act”).

(c)

Distributor represents and warrants that shares of the Funds (“Fund Shares”) contemplated for sale under this Agreement are registered or exempt from registration in all fifty states, the District of Columbia, Puerto Rico, the Virgin Islands and all other possessions of the United States.  Furthermore, Distributor agrees to promptly inform Dealer in writing in the event that Fund Shares are no longer registered or exempt from registration in any state, the District of Columbia, Puerto Rico, the Virgin Islands or any other possession of the United States. If any of the

Funds, or a person who is critical to the operation of any of the Funds, has a license or registration that lapses, expires, or otherwise becomes not effective, Distributor shall immediately notify Dealer of such an event.

    (d)  Distributor acknowledges there are no liens against Fund Shares held on the books of the funds by Dealer for the benefit of Customers, pursuant to a Securities and Exchange Commission interpretation of rule 15c3-3(c)(1) under the Securities Exchange Act of 1934.

    (e)  Distributor further represents that Fund Shares held by Dealer for Customers in a shareholder account opened or maintained pursuant to Networking Level 3, in an omnibus account, or opened or maintained within a street name account, shall not be subject to any right, charge, security interest, lien, or other claim against Dealer in favor of the Funds, transfer agent, or the Distributor

5.

Appointment:   Distributor appoints Dealer as a non-exclusive selling agent of Distributor for the purpose of finding suitable investors for Fund Shares.  Dealer shall have no obligation to offer or sell Fund Shares to any persons having accounts with or, in case of Dealer’s correspondent firms, through Dealer (“Customer”).

The parties to this agreement acknowledge that neither shall have authority to act as agent for, partner of, or participant in a joint venture with the other, except that Dealer shall be deemed an agent of the Distributor, only to the extent that such agency relationship may be required, for the sole and limited purposes of receiving transaction orders from Customers involving beneficial interests in “Fund Shares” to Distributor, and providing services to shareholders as contemplated under this Agreement.

6.

Fund Prospectuses and Sales Literature:

(a)

Distributor shall furnish to Dealer reasonable quantities of copies of each Funds’ prospectus, which shall include as applicable any statements of additional information or supplementary prospectus materials (collectively “Prospectus”), and any sales and marketing literature pertaining to any of the Funds (“Sales Literature”).  Dealer agrees to deliver or cause to be delivered to each Customer, at or prior to the time of any purchase of shares of a Fund, a copy of the Prospectus of the Fund, unless such Prospectus already has been furnished to the Customer. Dealer shall furnish all information, documents, etc., as required by statute, rule or regulation, including, without limitation, semi-annual reports, annual reports and proxy materials, to Customers owning shares of any Fund if the account is held at Level 3 or omnibus.  Dealer agrees to deliver or cause to be delivered, upon request by a Customer, a copy of the Statement of Additional Information (“SAI”) of the Fund.

(b)

By providing any Prospectus or Sales Literature to Dealer, Distributor represents that the Prospectus and Sales Literature provided each comply in all respects with any/all Applicable Laws, including, but not limited to, applicable SEC and FINRA filing requirements and FINRA approval requirements. If any Prospectus or Sales Literature provided to Dealer by the Distributor expires, otherwise becomes not effective, is found to contain a material misrepresentation, or fails to state any material fact, Distributor shall immediately notify Dealer and shall reasonably cooperate with Dealer in collecting and terminating the use of any such Prospectus and/or Sales Literature.

(c)

Dealer must receive authorization from Distributor prior to distributing or otherwise employing any Sales Literature that was not provided by Distributor. Distributor may withdraw authorization for any such Sales Literature regarding the Funds upon providing written notice to Dealer, and Dealer shall then promptly discontinue use of those materials.  However, nothing in this Section or otherwise in this Agreement shall require Dealer to obtain any authorization from the Distributor for Sales Literature that provides the names of the funds offered by Dealer.

(d)

Dealer shall not at any time make any statement or representation regarding the Fund, Fund Shares, or Distributor that is materially inconsistent with the information contained in any Prospectus, SAI or Sales Literature provided by Distributor to Dealer. Nothing in this provision or otherwise in this Agreement, however, shall prevent Dealer from expressing opinions about whether Fund shares are a suitable investments for Customers.

7.

Sale and Redemption of Fund Shares:

(a)

Dealer agrees to make Fund Shares available to Customers pursuant to the provisions of this Agreement, the Networking Agreement or Omnibus Agreement, applicable NSCC rules and procedures (including those governing the processing and settlement of purchase, exchange, and redemption orders through the NSCC’s Fund/SERV system), and any other procedures that the parties may agree upon from time to time.

(b)

Dealer agrees to provide certain administrative services in connection with Customer transactions in Fund Shares, including:  answering routine inquiries concerning a Fund; assisting in the maintenance of accounts or sub-accounts in a Fund; processing purchase or redemption transactions; making a Fund’s investment plans and shareholder services available; and providing such other information and services to investors Fund Shares as the parties may agree.  With regard to each transaction in Fund Shares and any services provided to Customers pursuant to this Agreement: (i) Dealer will act solely as agent for Customers; (ii) the Fund Company will execute transactions only upon receiving instructions from Dealer as agent for Customers; (iii) as between Dealer and Customers, Customers will have full beneficial ownership of all Fund shares; and (iv) each transaction will be for a Customer’s account and not for Dealer’s own account.  Each transaction will be without recourse to Dealer.

(c) Dealer agrees to maintain policies and procedures reasonably designed to ensure that Dealer’s activities in making any offer or sale of Fund Shares are performed in a manner consistent with the terms of this Agreement and any applicable Prospectus requirement.  Dealer agrees to make Fund shares available to its clients only at the public offering price, as determined in accordance with the Fund’s current Prospectus.

(d) Dealer agrees: (i) to offer and sell each Fund’s Shares at the applicable public offering price (ii) that redemptions of shares will be made at the net asset value of such shares, less any applicable deferred sales charges or redemption fees; (iii) that exchanges of shares will be made at the net asset value of such shares, less any applicable sales charges and/or redemption fees, all as provided in the Prospectus; (iv) that Dealer shall transmit orders for Fund Shares only to cover orders Dealer has received from Customers; (v) that in transmitting any order for Fund Shares, or providing any instruction concerning customer information, Dealer has full authority to act on behalf of each Customer; (vi) that Dealer shall not withhold placing Customers’ orders for shares so as to profit as a result of such withholding; and (vii) that Dealer shall purchase Fund shares only through Distributor.

(e) Each party shall cooperate with the other in order to ensure that Customers receive appropriate sales charge discounts as set forth in the Prospectus. The Distributor shall be responsible for notifying Dealer of any instances where sales charges are incorrectly assessed based on the Customer’s aggregate mutual fund holdings.

(f) All purchase and exchange orders are subject to acceptance and confirmation by the Distributor, the Funds and each of their transfer agents (“Transfer Agents”). Further, any purchase order for Fund Shares may be rejected or cancelled in the sole discretion of the Distributor, Transfer Agents or the Funds. Where any order is rejected or canceled by the Distributor, Transfer Agents or the Funds, the Distributor shall promptly provide Dealer with written notice of such rejection or cancellation and the reason(s) therefore.

(g)

The Distributor may suspend sales or withdraw the offering of any or all Fund Shares, in whole or in part, without prior notice. However, if the Distributor suspends or withdraws the offering of any Fund Shares, that party shall immediately provide written notice of the suspension/withdrawal to Dealer.

(h)  No redemption order that is received in proper form, per the requirements of the applicable Prospectus, may be delayed, cancelled or rejected by the Distributor, the Funds or the Transfer Agent, except where a cancellation instruction has been received from Dealer.

(i) Payment for Fund shares purchased by Dealer shall be made on T+1 or T+3 in accordance with FUND/SERV procedures unless the parties mutually agree otherwise.  If such payment is not received by the Fund in accordance with the terms of the foregoing sentence, the Fund reserves the right, without notice, either to cancel the sales, or, at its option, to sell the shares ordered back to such a Fund, and in either case, the Fund may hold Dealer responsible for any direct and actual loss suffered by the Fund or by such Fund resulting from Dealer’s failure to make payment as aforesaid.

8.

Agreement to Provide Additional Information:

(a)  Agreement to Provide Information Regarding Shareholders.  Dealer agrees to provide Distributor or Fund, upon written request, the taxpayer identification number (“TIN”),  of all Shareholder(s) who have purchased, redeemed, transferred, or exchanged Fund Shares held through an account directly with Dealer, and the amount and dates of such Shareholder purchases, redemptions, transfers, and exchanges during the period covered by the request.

(b)  Period Covered by Request.  Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought.  Distributor or Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c)  Form and Timing of Response.  Dealer agrees to transmit the requested information on any Shareholder known to it to Distributor, Fund or its designee promptly, but in any event not later than ten (10) business days, after receipt of a request.  Responses will be communicated in writing and in a format mutually agreed upon by the parties.

(d)  Limitations on Use of Information.  Distributor or the Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Dealer or in violation of this Agreement.

(e)  Agreement to Provide Information Regarding Other Financial Intermediaries.   Dealer agrees to use its best efforts to determine, promptly upon the request of Distributor or  Fund, whether any other person that holds Fund Shares at Dealer is itself a financial intermediary (an “Indirect Intermediary”), and upon further request by the Fund, will:  (a) use its best efforts to provide (or arrange to have provided) the identification and transaction information regarding Shareholders who hold an account with the Indirect Intermediary; or (b) restrict or prohibit the Indirect Intermediary from purchasing, on behalf of itself or other persons, securities issued by the Fund.

(f)  Agreement to Restrict Trading.  Dealer agrees to execute written instructions from the Fund (a) to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by Distributor or Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through Dealer’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund, and (b) in the event that Shareholder identification and transaction information from an Indirect Intermediary is not provided, to restrict or prohibit that Indirect Intermediary from purchasing, on behalf of itself or other persons, securities issued by the Fund.

(g)  Form of Instructions.  Instructions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(h)  Timing of Response.  Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Broker-Dealer.

(i)  Confirmation by Broker-Dealer.  Dealer must provide written confirmation to the Fund that instructions have been executed.  Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

9.

Compensation:

(a)

Sales Charge Reallowance.  The amount of sales compensation to be paid to Dealer as a percentage of the offering price (“Sales Charge Reallowance”) is set forth in the prospectus. Neither the Distributor, nor any of its affiliates, shall pay or cause to be paid a Sales Charge Reallowance to Dealer that exceeds the amount specified in the then current Prospectus for each of the Funds.  Dealer shall be entitled to receive the Sales Charge Reallowance, subject to the provisions of this Agreement, on all purchases made by Customers for Fund Shares where:

(i)

an order for the purchase of Shares is obtained and remitted to Transfer Agent by Dealer pursuant to the terms of this Agreement and the terms of the applicable Prospectus; or

(ii)

where an investment is made directly with one of the Funds where Dealer is named as broker of record on the account.

(b)

12b-1 Fees.  Certain of the Funds have adopted and maintain a plan under Investment Company Act Rule 12b-1 (“12b-1 Plan”), as described in the relevant Prospectuses. To the extent that Dealer provides marketing and distribution services to the Fund(s), Dealer shall receive 12b-1 Plan marketing and distribution fees (“12b-1 Fees”) in the amount and manner set forth in the applicable Prospectus.  12b-1 Fees payable to Dealer will only be derived from payments that the Distributor receives from each of the Funds that has adopted a 12b-1 Plan. Dealer shall receive the 12b-1 Fees for each of the applicable Funds in accordance with the schedule included in the prospectus.

(c)

Shareholder Service Fees.  If any of the Funds pay fees for other services provided to shareholders, where such fees are provided in addition to, or in place of, the 12b-1 fees as set forth in Section 9(b) of this Agreement, the payment and receipt of such fees (“Shareholder Service Fees”) shall be made in accordance with the amounts specified in the prospectus. Shareholder service fee compensation payable under this section is subject to, among other things, the FINRA Conduct Rules governing receipt by FINRA members of service fees from registered investment companies. Distributor shall not pay Dealer any shareholder service fees except where permissible under the FINRA rules and other applicable law. For purposes of this agreement, Distributor and Dealer acknowledge that compensation paid hereunder is separate and distinct from any marketing support or other “revenue sharing” compensation that may be payable to Dealer under a separate agreement.

(d)

Compensation Limits.  If, at any time, the compensation paid to Dealer on any class of Fund Shares exceeds the maximum sales charge permitted by the FINRA Conduct Rules, the Distributor shall amend, modify or curtail payment of any or all compensation due upon providing written notice to Dealer.

10.

Maintenance of Customer Information:  Any information pertaining to a Customer that is communicated in any manner by Dealer to the Distributor, the Funds or Transfer Agent in the performance of any part of the Agreement shall be deemed Dealer’s confidential, proprietary information and may not be disclosed or otherwise provided to any other persons or parties, except where providing such information is necessary to carry out the terms of this Agreement or to satisfy a legal or regulatory obligation or subpoena. Distributor, the Funds, and Transfer Agent may not contact any Customer, via mail, phone, electronically or otherwise, unless such contact is required to carry out the terms of the Agreement, or as may be required to comply with a legal or regulatory obligation except for proxy solicitation. Distributor, the Funds and Transfer Agent each agree to provide such security as is reasonably necessary to prevent any unauthorized access to or use of any Customer information. Any breach of this Section by the Funds or Transfer Agent shall be deemed a breach by the Distributor, and the Distributor shall have full responsibility and liability for any damages arising out of such breach.

11.

Confidentiality/Privacy:

      (a)  Each party will keep confidential information (“Confidential Information”) it may acquire as a result of this Agreement, including any customer list or other propriety information that it may acquire in the performance of this

Agreement, confidential and shall not use such Confidential Information without the prior written consent of the other party.   This requirement shall survive the termination of this Agreement.

      (b) Each party agrees that any use or disclosure of Confidential Information, shall comply with all privacy and security requirements of the federal Gramm-Leach-Bliley Act and other applicable federal, state, and local privacy laws, regulations, and ordinances.

      (c) In addition to the foregoing, each party shall implement and maintain administrative, technical and physical safeguards (the “Security Procedures”) designed to: (i) ensure the security and confidentiality of Confidential Information and of “Nonpublic Personal Information” (as that term is defined under Section 6809(4) of the Gramm-Leach-Bliley Act, and its applicable implementing regulations); (ii) protect against any anticipated threats or hazards to the security or integrity of Confidential Information and Nonpublic Personal Information; and (iii) protect against unauthorized access to or use of Confidential Information and Nonpublic Personal Information that could result in harm or inconvenience to the other party, and their employees, customers or consumers.

      (d)  Each party warrants and covenants that its Security Procedures will, at all times during the effective term of this Agreement: (i) comply with all applicable laws and regulations, and (ii) in no event offer less protection than that which the party affords to its own confidential information and materials.

      (e)  If either party becomes aware of any actual or suspected unauthorized access to Confidential Information and/or Nonpublic Personal Information (an “Incident”), that party will take appropriate actions to contain and mitigate the Incident, including notification to the other party as soon as possible of the Incident (subject to any delay requested by an appropriate law enforcement agency), to enable the other party to expeditiously implement its response program.  Upon request of a party, the other party will cooperate with it to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks.

      (f)  Each party acknowledges that a party’s breach of the agreements contained in this section would result in immediate and irreparable harm to the other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to seek equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

12.  Customer Identification/Anti-Money Laundering:  Each party agrees to comply with all applicable anti-money laundering laws, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA Patriot Act (“the Act”), its implementing regulations, and related SEC and Self Regulatory Organization rules. These requirements include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the Act, each party certifies that each party has a comprehensive anti-money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function.

Further, each party agrees to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Each party certifies that it has an OFAC compliance program in place which includes procedures for checking customer names and persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially designated nationals, terrorists and traffickers; the screening of wire transfers and other payments against the OFAC lists; a designated compliance officer; an internal communication network; training of appropriate personnel; and an independent audit function.

13.

Indemnification:

(a)

  The Distributor shall indemnify and hold harmless Dealer, each director, officer, employee and agent of Dealer, and each person who is or may be deemed to be controlling, controlled by or under common control with Dealer, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from the willful misconduct or negligence, as measured by industry standards, of the Distributor, the Funds, of Transfer Agents, and any of their affiliates, agents and employees, in the performance of, or failure to perform, any obligations under this Agreement; provided, however, that the Distributor will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability, or expense results from the willful misconduct or negligence of Dealer or its affiliates. Such right of indemnification will survive the termination of this Agreement.

(b)  Dealer will indemnify and hold harmless the Distributor and each director, officer, employee and agent of the Distributor, and each person who is or may be deemed to be controlling, controlled by or under common control with the Distributor from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from the willful misconduct or negligence, as measured by industry standards, of Dealer, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement; provided, however, that Dealer will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability, or expense results from the willful misconduct or negligence of the Distributor, the Funds, or Transfer Agents, or any of their affiliates, agents or employees. Such right of indemnification will survive the termination of this Agreement.

14.  Investment Advisory Programs: Dealer agrees to make Fund Shares available to its clients in investment advisory accounts at the net asset value, as determined in accordance with the Fund’s current statutory prospectus.

  15.

  Directed Brokerage:  The Distributor represents and warrants that all Funds maintain policies and procedures reasonably designed to ensure that no formal or informal directed brokerage arrangements will arise.  In addition, the Distributor represents and warrants that all Funds use reasonable criteria in the selection of its selling brokers.

16.

Amendment, Termination and Assignment of Agreement:  This agreement may be amended upon written consent of the parties. From and after the Effective Date, this Agreement shall cancel and supersede any and all prior similar agreements or contracts relating to the distribution of the shares between Dealer and the Distributor or Funds.  This Agreement may be terminated in the sole discretion of either party by providing thirty (30) days written notice to the other. Neither party may assign this Agreement or portion hereof without the prior written consent of the other party except that Dealer can assign this Agreement to an affiliate under common control upon written notice to Distributor.  Except as outlined herein, any purported assignment without the written consent of the non-assigning party shall be invalid and unenforceable.

17.

Notices:  Any written notice, regardless of whether it is required under this agreement, shall be given by first class mail, postage prepaid, by confirmed telefacsimile, or by nationally recognized overnight mail delivery service.

18.   Force Majeure:  In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power or other utility failures or damage or other cause reasonable beyond its control, such party will not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. In any such event, the relevant party will be excused from any further performance and observance of the obligations so affected (and from any related indemnity obligations under Section 10) for as long as such circumstances prevail provided each party uses commercially reasonable efforts to recommence performance or observance as soon as practicable.

19.

Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles.

20.

Arbitration:  In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in New York, NY, in accordance with the then existing FINRA Code of Arbitration Procedure (“FINRA Code”).  The arbitrators will act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the parties.  Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.  The parties agree that, to the extent permitted by the FINRA Code, the arbitrators will be selected from the securities industry.

Accepted and Agreed to:

Renaissance Capital Greenwich Funds

XXXXXXXXXXX

Mailing Address:

Mailing Address:

165 Mason Street

_____________________________

Greenwich, CT  06830

_____________________________

By:

By:_____________________________

                    (Officer of Dealer)

Name: Kathleen S. Smith

Name:_________________________

Title: Vice President

Title:___________________________

Date: XXXXXXXX

Date:________________________